Exhibit 8.2

Porter, Wright, Morris & Arthur LLP 41 South High Street Suites 2800-3200 Columbus, Ohio 43215-6194 Direct: 614-227-2000 Fax: 614-227-2100 Toll free: 800-533-2794	January 6, 2017 DCB Financial Corp 110 Riverbend Avenue Lewis Center, OH 43035 Ladies and Gentlemen:

We have acted as special U.S. federal income tax counsel to DCB Financial Corp, an Ohio corporation (“DCB”), in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 2, 2016, by and between DCB and First Commonwealth Financial Corporation, a Pennsylvania corporation (“First Commonwealth”), pursuant to which DCB will merge with and into First Commonwealth (the “Merger”), with First Commonwealth being the surviving corporation, and each DCB common share, issued and outstanding immediately prior to the time the Merger becomes effective (the “Effective Time”) will be converted into the right to receive, at the holder’s election and subject to proration and certain other limitations as set forth in the Merger Agreement, 1.427 shares of First Commonwealth common stock, subject to adjustment as provided in the Merger Agreement, or $14.50 in cash. At your request, and in connection with the registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) on November 18, 2016 (File No. 333-214703), as amended or supplemented through the date hereof (the “Registration Statement”), we are rendering our opinion (the “Opinion”) concerning certain U.S. federal income tax consequences of the Merger.

In preparing our Opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction of (i) the Registration Statement, (ii) the Merger Agreement and (iii) such other documents and information as we have deemed necessary or appropriate to render our Opinion. In addition, we have relied upon the accuracy and completeness of certain statements and representations made by DCB and First Commonwealth, including those set forth in letters dated as of the date hereof from an officer of each of DCB and First Commonwealth (the “Representation Letters”). For purposes of rendering our Opinion, we have assumed that such statements and representations are, and will be as of the Effective Time (as defined in the Merger Agreement), accurate and complete without regard to any qualification as to knowledge or belief. We have assumed that DCB or First Commonwealth, respectively, will notify us at or before the Effective Time if any statement or representation made in the Representation Letters is no longer complete and accurate. In addition, we assume that any holder of DCB Common Stock (as defined in the Merger Agreement) that has asserted, as of the Effective Time, dissenters’ rights will receive, pursuant to statutory procedures, an amount per share of DCB Common Stock that will not materially exceed the Cash Consideration as defined in the Merger Agreement. Our Opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants and representations set forth in the documents referred to above and the statements and representations made by DCB and First Commonwealth, including those set forth in the Representation Letters. If this understanding is incorrect or incomplete in any respect, our Opinion may be affected. For purposes of our Opinion, we have not independently verified any of the facts, representations and covenants set forth in the Representation Letters, the Registration Statement, or in any other document. We have also assumed that the Merger will be consummated in the

DCB Financial Corp.

January 6, 2017

manner contemplated by the Registration Statement and the Merger Agreement. All assumptions described above have been made with your permission.

For purposes of our Opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, electronic or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed, or to be executed, we have assumed that the parties thereto had, or will have, the power, corporate or otherwise, to enter into and to perform all obligations thereunder.

In rendering our Opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, pertinent judicial authorities, published opinions and administrative pronouncements of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, all as they exist on the date hereof and all of which are subject to change or differing interpretations, possibly on a retroactive basis. A change in any of the authorities upon which our Opinion is based could affect our conclusions herein. Moreover, our Opinion is not binding on the IRS or the courts. There can be no assurance that our Opinion will be accepted by the IRS or, if challenged, by a court. In addition, any material changes to the documents referred to above could affect our conclusions herein.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under the heading “United States Federal Income Tax Consequences,” (1) we are of the opinion that under current law, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code, and (2) the discussion set forth in the Registration Statement under the heading “United States Federal Income Tax Consequences,” subject to the limitations, qualifications, and assumptions described therein, constitutes our opinion as to the material U.S. federal income tax consequences of the Merger to holders of DCB Common Stock.

Except as set forth above, we express no opinion to any party as to any tax consequences, whether U.S. federal, state, local or foreign, of the transactions described in the Registration Statement, of any transaction related thereto, or of owning First Commonwealth common stock. We express no opinion as to compliance with or the effect of any securities or banking laws of the United States of America or of any other state or other jurisdiction. Our Opinion has been prepared for you solely in connection with the Merger and the Registration Statement and may not be relied upon for any other purpose without our prior written consent. Our Opinion is expressed as of the date hereof, and we disclaim any obligation to supplement or revise our Opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, statement, representation or assumption relied upon herein that becomes inaccurate.

We consent to the use of our name in the Registration Statement and to the filing of our Opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Porter, Wright, Morris & Arthur LLP